                       AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

      This Amendment No. 1 to Employment Agreement (this "Agreement") is made and entered into effective as of October 25, 1996 by and between Primeco Inc., a Texas corporation ("Employer"), Brian Fontana ("Employee"), and Prime Service, Inc., a Delaware corporation and parent company of Employer ("Parent").

      WHEREAS, Employer and Employee have entered into an Employment Agreement, dated as of April 1, 1996 (the "Employment Agreement");

      WHEREAS, to induce Employee to stay in the employ of Employer, Employer and Employee desire to amend certain terms and conditions of the Employment Agreement, including providing for the issuance of options to purchase Common Stock of the Parent;

      NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

      1. DEFINED TERMS. Capitalized terms not defined herein shall have the meanings set forth in the Employment Agreement.

      2. EXTENSION OF PERIOD OF EMPLOYMENT. The "Expiration Date" set forth in Section 1 of the Employment Agreement shall be amended to be December 2, 1999.

      3.      INCENTIVE COMPENSATION.

      (a) Section 3.1 of the Employment Agreement is hereby amended and restated in its entirety as follows:

              "3.2 INCENTIVE COMPENSATION. In addition to the Base Salary provided for in Section 3.1 hereof, Employee shall participate in the Management Cash Incentive Bonus Program (the "Program") as adopted by the Board and pursuant to which Employee shall be entitled to annual cash bonuses as set forth on Exhibit B hereto. Employer agrees that it will not amend or modify the Program in any manner materially adverse to Employee's interest thereunder without Employee's written consent. It is understood that by its terms the Program terminates after payment of bonuses for the year ended December 21, 2001 unless extended beyond that date by the Board in its sole discretion. Notwithstanding the foregoing, Employee's bonus payment, if any, under the Program for fiscal 1996 shall be based upon achievement of the applicable targets by Employer for the entire fiscal year, but the amount of such bonus payment shall be prorated in accordance with the number of days during the 1996 fiscal year that Employee was employed hereunder."

      (b) Exhibit B of the Employment Agreement is hereby amended and restated in its entirety by Exhibit B attached hereto.

      4. STOCK OPTIONS. The Parent shall grant Employee options to purchase 36,300 shares of its Common Stock (the "Common Stock"), pursuant to the Parent's 1996 Management


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

Stock Incentive Plan (the "Plan") and a stock option agreement approved by the committee administering the Plan (the "Committee"), which options will become exercisable in accordance with the vesting schedule set forth therein, provided that the Parent completes an initial public offering of its Common Stock prior to November 30, 1996.

      5. RELOAD OPTIONS. Upon exercise of all or part of an option (other than a Reload Option (as hereinafter defined)) to purchase shares of Common Stock granted under the Plan (an "Option") within 30 days of vesting of the portion of the Option so exercised, with all or part of the payment of the exercise price in the form of shares of Common Stock, the Committee may, at its sole and absolute discretion, grant Employee a new Option for shares of Common Stock equal to the number of shares that were delivered by Employee to the Parent to pay, in whole or in part, the exercise price of the previous Option (a "Reload Option"). The exercise price of a Reload Option shall be equal to at least 100% of the fair market value per share of the Common Stock, as determined pursuant to Section 5 of the Plan, on the date of the exercise of the previous Option. The Reload Option shall vest in full on the fifth anniversary of the effective date (as such term is defined in Employee's stock option agreement under the Plan) of the Option to which such Reload Option relates. Reload Options shall not be granted for exercise of a Reload Option. Notwithstanding the foregoing, no Reload Option shall be granted unless the Plan contains sufficient shares of Common Stock for such grant.

      6. OTHER TERMS AND CONDITIONS. Except as expressly amended or modified in this Agreement, all terms and conditions of the Employment Agreement remain in full force and effect.

                              [SIGNATURES ON NEXT PAGE]


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

      IN WITNESS WHEREOF, each of the parties to this Agreement has executed and delivered this Agreement as of the date first written above.

                                                 PRIMECO INC.



                                                 By:   /s/ Thomas Bennett
                                                       ------------------------
                                                 Name:     Thomas Bennett
                                                       ------------------------
                                                 Title: Chief Executive Officer
                                                       ------------------------

                                                 PRIME SERVICE, INC.



                                                 By:   /s/ Thomas Bennett
                                                       ------------------------
                                                 Name:     Thomas Bennett
                                                       ------------------------
                                                 Title: Chief Executive Officer
                                                       ------------------------


                                                 EMPLOYEE:


                                                  /s/ Brian Fontana
                                                 -----------------------------
                                                 Brian Fontana


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



                                      EXHIBIT B

                       MANAGEMENT CASH BONUS INCENTIVE PROGRAM

1996 ONLY

      For 1996 only, cash bonuses shall be payable pursuant to the following table, with an EBITDA target for 1996 of $90 million. For 1996 only, Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") is defined as:

              a. Consolidated Net Income (loss) of Prime Service, Inc. (the "Company") and its subsidiaries as it would appear on a consolidated statement of income (loss) of the Company prepared in accordance with U.S. GAAP, consistently applied, which shall reflect a reduction for all management and employee bonuses payable with respect to the Fiscal Year; plus (minus)

              b. Any provision (benefit) for taxes (including franchise taxes) deducted (added) in calculating such consolidated net income
      (loss); plus

              c. Any interest expense (net of interest income), deducted in calculating such consolidated net income (loss); (minus)

              d. Costs charged against any purchase accounting reserves established in connection with the acquisition; (minus)

              e. The effects of the reversal of any excess purchase accounting reserves established in connection with the acquisition; plus

              f. Amortization expenses deducted in calculating consolidated net income (loss); plus

              g. Depreciation expense deducted in calculating consolidated net income (loss); plus

              h. Management fees paid to Investcorp S.A. or its subsidiaries; plus (minus)

              i. Any unusual losses (gains) deducted (added) in calculating consolidated net income (loss). (Unusual items are intended to include transactions considered outside the ordinary course of business. EBITDA will be adjusted to eliminate the effects, if any, of such transactions, the intent being to calculate EBITDA as if such transactions had not occurred); plus (minus)

              j. Any compensation expense (income) deducted (added) in calculating consolidated net income (loss) attributable to transactions involving equity securities of Holding or its subsidiaries.

      The Employee and his or her representative shall be provided reasonable opportunity to review the computation of EBITDA and reasonable access to the data and information supporting such computation and shall have the right to challenge in good faith such computation.


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


      For 1996 only, the percentage of Base Salary payable as bonus shall be determined as follows:




                                                  % of Base
            % of 1996 EBITDA                    Salary Payable
             Target Achieved                       as Bonus(1)
        --------------------------            --------------------
          Equal To Or     But Less
         Greater Than:     Than:
        ---------------  ------------

                0             85                          0
               85             90                      10-15
               90             95                      27-40
               95            100                      43-65
              100            110                     67-100
              110            120                     80-120
              120            130                     93-140
              130            140                    107-160
              140            150                    120-180
              150            160                    133-200
              160            170                    147-220
              170            180                    160-240
              180            190                    173-260
              190            200                    187-280
              200            ---                    200-300

---------------------------
(1) The Company's Board of Directors (the "Board") in its discretion shall set the bonus percentage amount for each fiscal year within the ranges indicated, but not less than the bottom of the range. The bonus percentage will be determined on an individual basis and may differ among eligible employees.

      1997 THROUGH 2001

      For 1997 through 2001, cash bonuses under the Management Cash Bonus Incentive Program are payable to participants in the program in a given year if the Company's net income for such year exceeds 90% of the net income target (the "Net Income Percentage") in the Company's budget for such year, as approved by the Board. EBITDA2 targets for such years shall be as set forth in the Company's budget for such year, as approved by the Board. EBITDA and net income targets shall be subject to change in the discretion of the Board for any change to the capital structure of the Company or Primeco Inc., the Company's subsidiary, in connection with any acquisitions, equity offerings or other transactions that would, or would be likely to, materially affect EBITDA or net income. Upon achievement of the Net Income Percentage, the percentage of Base Salary payable as bonus shall be determined as follows:


                                                     % of Base
                     % of EBITDA                  Salary Payable
                   Target Achieved                   as Bonus(3)
             --------------------------         ------------------
               Equal To Or     But Less
              Greater Than:      Than:
             ---------------- -----------

                    0               90                      0
                   90              100                  50-80
                  100              110                 60-100
                  110              120                100-105
                  120              130                105-110
                  130              140                110-115
                  140              150                115-120
                  150              160                120-125
                  160              170                125-130
                  170              180                130-135
                  180              190                135-140
                  190              200                140-145
                  200              ---                145-150





---------------------------
(2) EBITDA for each of 1997 through 2001 shall be defined by the Board in the budget for each year.

(3) The Board in its discretion shall set the bonus percentage amount for each fiscal year within the ranges indicated, but not less than the bottom of the range. The bonus percentage will be determined on an individual basis and may differ among eligible employees.


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